Exhibit 99.1
Press Release
INX Announces Sale of Valerent, Inc. Subsidiary Operations
HOUSTON—(BUSINESS WIRE) — INX Inc., (Nasdaq:INXI - News; the “Company” or “INX”), today announced the closing of a transaction in which it sold the majority of its Valerent, Inc. (“Valerent”) subsidiary operations and the signing of a letter of intent to sell the remaining portion of Valerent operations.
The sale of Valerent operations involves two transactions whereby OuterNet Management, L.P. (“OuterNet”) has purchased Valerent’s managed services business and separately, INX has entered into a letter of intent with a separate party to sell Valerent’s consulting business. This second transaction for the sale of the consulting business is expected to close within approximately two weeks.
Commenting on the announcement, James H. Long, Chairman and CEO of INX, stated, “We are pleased to be able to announce that we have closed on a transaction for the sale of the majority of Valerent’s operations and that we expect to close on the sale of remaining operations within a few weeks. The sale of Valerent concludes a process of divesting of our assets that were not strategic to our focus on delivering advanced IP communications solutions to enterprise organizations.”
Mike W. Erwin, Chairman and CEO of OuterNet, commented, “OuterNet’s acquisition of the managed services business of Valerent helps us enhance our strong footprint in Houston and Dallas while accelerating the aggressive growth of one of our core businesses: Managed SLAs and solutions built around scalable, highly-available, redundant networked environments.”
ABOUT INX INC.:
INX Inc. (Nasdaq:INXI - News) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com
ABOUT OUTERNET:
OuterNet, originally founded in 1993, is leading the new breed of strategic networked-environment providers in the 21st century. We specialize in building and managing your scalable, highly-available, fully-redundant, critical network operation. OuterNet’s great reputation was built on its customer-centric approach to delivering managed solutions. We work very closely with our client’s key technology leadership to help identify their strategic goals and assist with architecting, procuring, and deploying properly sized critical infrastructures. OuterNet is unique in being able to discern a client’s long-term strategic vision and reduce it to the necessary tactical delivery objectives needed to extract the highest ROI from our client’s technology resources. OuterNet is most effective for clients that need architecture and infrastructure expertise yet are restricted by time, budget or the availability of in-house staff necessary to address the initiatives. More information can be found at www.outer.net.
Contact:
INX Inc., Houston
Brian Fontana, 713-795-2000
or
Investor Relations:
PR Financial Marketing
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com